EXHIBIT XI
                            U.S.B. HOLDING CO., INC.
                        COMPUTATION OF EARNINGS PER SHARE

           FOR THE THREE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                 1996       1995        1994
                                              ----------  ----------  ----------
                                                  (000's, Except Share Data)
Weighted average number of common
     shares outstanding                        6,165,111   6,058,642   5,854,950

Assuming exercise of options reduced
     by the number of shares which could
     have been purchased with the proceeds
     from exercise of such options               347,886     246,116     225,942
                                              ----------  ----------  ----------

Weighted average common and
     common equivalent shares                  6,512,997   6,304,758   6,080,892
                                              ==========  ==========  ==========

Net income                                    $    9,414  $    9,327  $    7,000

Less: Preferred stock dividend requirements          294         315         315
                                              ----------  ----------  ----------

Net income available to common shareholders   $    9,120  $    9,012  $    6,685
                                              ==========  ==========  ==========

Net income per common and
     common equivalent share                  $     1.40  $     1.43  $     1.10
                                              ==========  ==========  ==========